SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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STRATAGENE CORPORATION

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 2005
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 3, 2005
INFORMATION ABOUT THE ANNUAL MEETING
PROPOSAL 1
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
STOCK PRICE PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
STOCKHOLDER NOMINATIONS
STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A
APPENDIX B

Stratagene Corporation 11011 N. Torrey Pines Road La Jolla, CA 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2005

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Stratagene Corporation (the “Company” or “Stratagene”) to be held at its corporate offices located at 11011 North Torrey Pines Road, La Jolla, California 92037 on June 3, 2005 at 9 a.m., local time, for the following purposes:

1.	To elect five directors to hold office until the 2006 Annual Meeting of Stockholders;

2.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

     The record date for the Annual Meeting is April 11, 2005 (the “Record Date”). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. A list of stockholders will be available for inspection at the Annual Meeting and, for ten days prior thereto, at the Company’s corporate offices.

     Your attention is directed to the proxy statement submitted with this notice.

By order of the Board of Directors.
/s/ Reginald P. Jones
Reginald P. Jones
Secretary

La Jolla, California
April 29, 2005

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

STRATAGENE CORPORATION
11011 North Torrey Pines Road
La Jolla, California 92037

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 3, 2005

     This Proxy is solicited by the Board of Directors of Stratagene Corporation (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders. The Annual Meeting will be held on June 3, 2005, at Stratagene’s corporate offices located at 11011 North Torrey Pines Road, La Jolla, California 92037 at 9 a.m., local time, and at any adjournments thereof. The Annual Meeting is held for the following purposes: (1) to elect five directors; and (2) to transact such other business as may properly come before the meeting. This Proxy Statement and the enclosed proxy are being first sent or given to stockholders on or about May 5, 2005.

     Stratagene will bear the cost of making solicitations from its stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. In addition to soliciting proxies by mail, the Company, our directors, officers or employees may solicit proxies in person, by telephone or by other appropriate means. The Annual Report of Stratagene, including financial statements for the year ended December 31, 2004, is being sent to stockholders with this Proxy Statement.

INFORMATION ABOUT THE ANNUAL MEETING

Record Date and Voting

     The Board of Directors of Stratagene fixed April 11, 2005, as the Record Date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting. On the Record Date, Stratagene had 22,050,069 shares of Common Stock outstanding. Holders of Stratagene Common Stock of record on the Record Date will be entitled to one vote per share on all matters to be voted upon.

Voting By Proxy

     All shares represented by a properly executed proxy received in time for the Annual Meeting and not revoked will be voted as directed. If no directions are specified, the shares represented by such proxy will be voted (i) “FOR” the election of the Board of Directors’ five nominees for director; and (ii) at the discretion of the persons named as proxies on all other matters which may properly come before the Annual Meeting, although Stratagene does not presently know of any other such matters.

Revoking a Proxy

     Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company at the Company’s corporate offices located at 11011 North Torrey Pines Road, La Jolla, California 92037 of either (i) a written notice of revocation or (ii) a duly executed proxy bearing a later date. A stockholder who is present at the Annual Meeting may vote in person and thereby revoke his or her proxy if he or she so desires. Attendance at the meeting will not, by itself, revoke a proxy.

Quorum and Voting

     A quorum of stockholders is necessary to hold a valid meeting. The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or by proxy, will constitute a quorum for the transaction of business. The candidates for election as directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

Effect of Broker Non-Votes and Abstentions

     All votes will be counted by the inspector of election appointed for the meeting, who will separately count affirmative and negative votes, broker non-votes and abstentions. Abstentions will be counted toward the vote total for proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e. shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted toward a quorum but will not be counted toward the vote total for any proposal.

Communicating with the Board

     Stockholders may communicate with the board of directors, any committee of the board or any individual board member by sending a written communication to the full board, committee, or such individual board member addressed as follows:

Board of Directors, Committee, or Name of Individual Board Member
Stratagene Corporation
Attn: Reg Jones
Corporate Secretary
11011 North Torrey Pines Road
La Jolla, CA 92037

PROPOSAL 1
ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members. The Company’s Amended and Restated Bylaws provide that the number of directors of the Company shall be determined from time to time by resolution adopted by the stockholders or the Board of Directors. The authorized number of directors is currently set at five. Each of the nominees for election is currently a member of the Company’s Board of Directors. If elected at the Annual Meeting, each of the five nominees would serve as a member of the Board of Directors until the 2006 Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal. All of the nominees have indicated their intention to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve. If at the time of the Annual Meeting of Stockholders any of such nominees should be unable to serve, the persons named in the Proxy will vote for the election of such person or persons as may be designated by the present Board of Directors. Alternatively, the Board of Directors may reduce the number of authorized directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL FIVE NOMINEES.

Nominees for Election as Directors

     Joseph A. Sorge, M.D., age 51, is a founder of Stratagene and has served as chairman of its board of directors and as its chief executive officer since 1986. Dr. Sorge earned B.S. degrees in biology and chemistry from the Massachusetts Institute of Technology in 1975 and earned his M.D. degree from Harvard Medical School in 1979. Dr. Sorge served as a resident surgeon at Brown University from 1979 to 1980. In addition to his medical experience, Dr. Sorge trained as a post-doctoral fellow at Cold Spring Harbor Laboratories from 1980 to 1983 and served as an assistant member of the Department of Basic and Clinical Research for Scripps Clinic and Research Foundation from January 1983 to September 1986. Dr. Sorge is currently an adjunct member of Scripps Clinic and Research Foundation. He is a member of the American Society of Human Genetics and the American Society for Microbiology.

     J. David Tholen, age 60, has served as a director since June 2004. Mr. Tholen served as president and chief executive officer of Hycor Biomedical Inc. (“Hycor”) from July 1998 until June 2004 and executive vice president from January 1998 until July 1998. Prior to his employment with Hycor, Mr. Tholen was a general business consultant from December 1996 until January 1998 and president and chief executive officer of Murex International (a medical diagnostic company) from June 1994 until December 1996.

     Robert C. Manion, age 63, has served as a director since June 2004. Since July 2004, Mr. Manion has served as the owner and president of Circle Tractor. From 1998 until June 2004, Mr. Manion was retired and was not actively engaged in any business activity. From 1997 until 1998, Mr. Manion served as a consultant to Andersen Consulting, formerly a business unit of Arthur Anderson and now known as Accenture. From 1966 until 1997, Mr. Manion held various positions at Andersen Consulting and served as a partner from 1970 until 1997 when he retired. His position at the time of his retirement was Chief Financial Officer, Global Enterprise Group.

     Carlton J. Eibl, age 44, has served as a director since February 1999. Since May 2003, Mr. Eibl has served as a managing director and chief operating officer of Enterprise Partners Venture Capital. From December 1999 until April 2003, Mr. Eibl served as president and chief executive officer of Maxwell Technologies, Inc., a publicly-held power and computing technology company. From February 1999 until November 1999, Mr. Eibl served as Stratagene’s president and chief operating officer. Before joining Stratagene, Mr. Eibl held various executive positions with Mycogen Corporation, including serving as Mycogen’s chief executive officer from June 1997 until February 1999 and its president and chief operating officer from June 1995 until June 1997. Mr. Eibl holds a B.A. degree from Cornell University and a J.D. degree from Boston University School of Law. Mr. Eibl also serves on the board of directors of Maxwell Technologies, Inc.

     John C. Reed, M.D., Ph.D., age 46, has served as a director since June 2004. Dr. Reed has been the president and chief executive officer of The Burnham Institute, an independent, nonprofit, public benefit organization dedicated to basic biomedical research, since January 2002. Dr. Reed has been with The Burnham Institute for the past 13 years, serving as director of the Oncogene and Tumor Suppressor Gene Program, as the deputy director of the Cancer Center beginning in 1994, as scientific director beginning in 1995, and as Cancer Center director in 2002. He also currently serves as adjunct professor in the University of California, San Diego’s (UCSD) Department of Molecular Pathology and in San Diego State University’s Biology department. In addition, Dr. Reed is an associate member of UCSD’s Cancer Center. Prior to these positions, from 1989 to 1992, Dr. Reed worked as assistant director of the Laboratory of Molecular Diagnosis at the hospital of the University of Pennsylvania and assistant professor, Department of Pathology and Laboratory Medicine at the University of Pennsylvania School of Medicine. Dr. Reed also serves on the board of directors of Isis Pharmaceuticals, Inc., a publicly held drug discovery and development company.

Board Meeting Attendance and Committees

     The Board of Directors held a total of four meetings during the year ended December 31, 2004. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served. The Company does not have a policy regarding attendance by directors at the Annual Meeting of Stockholders. The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Compensation Committee of the Board consists of Messrs. Eibl (Chair), Reed and Manion. The Compensation Committee is governed by a written charter approved by the Board of Directors. The Compensation Committee acts for the Board in reviewing and making recommendations to the Board regarding the executive compensation program with respect to salary, bonuses, benefits and other compensation matters. The Compensation Committee also administers Stratagene’s stock option plans. The Compensation Committee held three meetings during the year ended December 31, 2004.

     The Audit Committee of the Board consists of Messrs. Manion (Chair), Eibl and Reed. These members have served on this committee since June 2004 following the merger with Hycor. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is included as Appendix A to this Proxy Statement. The Audit Committee is responsible for oversight of Stratagene’s accounting practices, appointing and oversight of the independent public accountants, monitoring the adequacy of internal accounting practices and reviewing significant changes in accounting policies. The Company’s Board of Directors has determined that each of Messrs. Manion, Eibl and Reed is an “independent” director as defined by the rules and regulations of the Nasdaq Stock Market. The Company’s Board of Directors has also determined that Mr. Manion meets the requirements of an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee held seven meetings during the year ended December 31, 2004.

     The Board of Directors established a Nominating Committee in June 2004 in connection with the Company’s merger with Hycor. As a “controlled company” as defined by the rules and regulations of the Nasdaq Stock Market, the Company is not required to have a nominating committee comprised solely of independent directors. The Company is a “controlled company” because Dr. Sorge beneficially owns more than 50% of the voting power of the Company’s outstanding stock. The Nominating Committee of the Board consists of all of the current members of the Board. Each member of the Nominating Committee, other than Dr. Sorge, is an independent director as defined by the rules and regulations of the Nasdaq Stock Market. The Nominating Committee is governed by a written charter approved by the Board of Directors, a copy of which is included as Appendix B to this Proxy Statement. The Nominating Committee identifies qualified individuals for nomination to the Board of Directors, both at annual meetings of stockholders and to fill vacancies on the Board of Directors. The Nominating Committee did not meet during the year ended December 31, 2004.

     The Board of Directors has adopted a process for identifying and evaluating director nominees, including stockholder nominees. The Nominating Committee considers all qualified candidates identified by members of the Nominating Committee, senior management and stockholders. See “Stockholder Nominations” for a description of the process by which stockholders may propose a director candidate for consideration by the Nominating Committee.

          The Nominating Committee reviews each candidate’s biographical information and assesses each candidate based on a variety of factors, including the following criteria set forth in the Nominating Committee Charter:

•	the candidate’s personal and professional integrity, ethics and values;

•	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	the candidate’s experience in the Company’s industry; and

•	the candidate’s experience as a board member of another publicly held company.

          Application of these factors involves an exercise of judgment and cannot be measured in any purely qualitative way. The Nominating Committee will make recommendations regarding the proposed director candidates to the Board based on an assessment of each candidate, including the criteria identified above. The Nominating Committee uses the same process and criteria for evaluating candidates proposed by members of the Nominating Committee, senior management and stockholders.

Compensation of Directors

          All non-employee directors receive a quarterly retainer of $7,500 and a per-meeting fee of $1,000 for each board, audit and compensation meeting attended. Non-employee directors are reimbursed for reasonable travel expenses incurred in connection with each meeting attended.

          Each non-employee director is eligible to receive stock options under Stratagene’s 2004 Independent Directors’ Option Plan, a non-discretionary formula stock option plan. Each director who is a non-employee director and who holds office immediately after Stratagene’s Annual Meeting of stockholders receives an option to purchase 20,000 shares of common stock. The price per share at which an option may be exercised is the fair market value per share on the date the option is granted. The options vest in three equal annual installments on the anniversary date of such grant and expire ten years after the grant date.

Corporate Governance

          The Company has established a Code of Ethics that is applicable to all of the Company’s employees. A copy of the Company’s Code of Ethics is available on the Company’s website, and can be found under the Investors and Corporate Governance links. The Company’s website address is www.stratagene.com . The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, on its website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information with respect to beneficial ownership of Stratagene common stock as of March 31, 2005 as to:

•	each person, or group of affiliated persons, known by Stratagene to own beneficially more than 5% of its outstanding common stock;

•	each of its directors;

•	each of its executive officers named in the executive compensation table (the “named executive officers”); and

•	all of Stratagene’s directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of shares beneficially owned is based on 22,048,965 shares of common stock outstanding as of March 31, 2005. All shares of common stock subject to options exercisable within 60 days following March 31, 2005 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

     Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, each person identified in the table possesses sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. Unless otherwise indicated, the address of each of the individuals and entities named below is: 11011 North Torrey Pines Road, La Jolla, California 92037.

	Shares Beneficially
	Owned
	Number of	Percent of
Name of Beneficial Owner	Shares	Total
Joseph A. Sorge, M.D.(1)	14,337,300	62.9%
Reginald P. Jones(2)	220,512	*
Ronni L. Sherman(3)	173,132	*
John R. Pouk(4)	155,100	*
Nicolas H. Roelofs, Ph.D.(5)	—	—
J. David Tholen	202,410	*
Carlton J. Eibl(6)	241,468	1.1%
Robert C. Manion	1,000	*
John C. Reed	—	—
All directors and executive officers as a group (10 persons)(7)	15,555,135	66.3%

*	Less than 1%.

(1)	Includes 374,753 shares of common stock held by J. A. Sorge Trust I, 226,560 shares of common stock held by J. A. Sorge Trust II, 374,753 shares of common stock held by J. A. Sorge Trust III, 226,560 shares of common stock held by J. A. Sorge Trust IV and 1,160,000 shares of common stock held by the Joseph A. Sorge Charitable Remainder Trust dated December 26, 2002, for each of which Dr. Sorge serves as trustee. Also includes 251,125 shares of common stock held by BioSense Partners, L.P., of which Dr. Sorge is the general partner. Also includes 250,000 shares of common stock held by The 2002 Sorge Marital Settlement Agreement Trust dated July 12, 2002. Also includes options to purchase 756,460 shares of common stock which are exercisable within 60 days of March 31, 2005.

(2)	Includes options to purchase 83,808 shares of common stock which are exercisable within 60 days of March 31, 2005. Includes 2,336 shares of common stock held through Hycor’s 401(k) plan.

(3)	Includes options to purchase 131,882 shares of common stock which are exercisable within 60 days of March 31, 2005.

(4)	Includes options to purchase 154,050 shares of common stock which are exercisable within 60 days of March 31, 2005.

(5)	Dr. Roelofs resigned from the Company effective December 31, 2004.

(6)	Includes options to purchase 174,800 shares of common stock which are exercisable within 60 days of March 31, 2005.

(7)	Includes (i) options to purchase 1,301,000 shares of common stock which are exercisable within 60 days of March 31, 2005 and (ii) 2,336 shares of common stock held through Hycor’s 401(k) plan.

Executive Officers

Name	Age	Positions
Joseph A. Sorge, M.D.	51	Chairman of the Board and Chief Executive Officer
Reginald P. Jones	58	Senior Vice President and Chief Financial Officer
Ronni L. Sherman	48	Executive Vice President and General Counsel
John R. Pouk	50	Senior Vice President, Global Sales and International Operations
Nelson F. Thune	59	Senior Vice President, Operations
Mary Jo Deal, Ph.D.	49	Senior Vice President, Hycor Marketing and Sales
David Weber	51	Senior Vice President, Marketing

     For biographical information on Dr. Sorge, see “Proposal 1 – Election of Directors – Nominees for Election as Directors.”

     Reginald P. Jones currently serves as Stratagene’s senior vice president and chief financial officer. Before assuming this position in June 2004, he served as Hycor’s chief financial officer since its founding in 1981. Prior to joining Hycor, Mr. Jones held various positions at the public accounting firm of Arthur Anderson. Mr. Jones received a Bachelor of Science degree in Accounting from Florida Southern College. He is a member of the American Institute of Certified Public Accountants.

     Ronni L. Sherman currently serves as Stratagene’s executive vice president and general counsel. Ms. Sherman joined Stratagene in April 1988. Prior to joining Stratagene, Ms. Sherman served as associate counsel for Hybritech Incorporated from August 1984 to April 1988. Ms. Sherman earned her J.D. from Emory University School of Law and holds a B.S. degree in biology from the State University of New York at Binghamton. She is a member of the bar in the states of California and Texas, and is registered to practice before the U.S. Patent and Trademark Office.

     John R. Pouk currently serves as Stratagene’s senior vice president, global sales and international operations, a position he has held since September 2003. Previously, Mr. Pouk served as Stratagene’s vice president of sales from October 1999 to September 2003, director of worldwide sales from December 1997 until October 1999 and director of North American sales from July 1996 until December 1997. From September 1979 until joining Stratagene, Mr. Pouk served in various capacities within the life sciences and medical divisions of Fisher Scientific Company, including serving as the vice president and general manager of the western region from October 1989 until July 1996. Mr. Pouk holds a B.A. degree in biology and a graduate degree in medical technology from Augustana College.

     Nelson F. Thune currently serves as Stratagene’s senior vice president of operations, responsible for all of Stratagene’s manufacturing sites. Before assuming this position in June 2004, he served as Hycor’s senior vice president of operations and planning since joining Hycor in 1985. Prior to joining Hycor, Mr. Thune served as vice president of operations with Hyland Therapeutics, a division of Baxter International, and had previously held operations management responsibilities at several manufacturing locations for Procter and Gamble. Mr. Thune holds a Bachelor of Science degree in Chemical Engineering from W.P.I., Worcester, Massachusetts

     Mary Jo Deal, Ph.D. currently serves as Hycor’s senior vice president of marketing and sales. Prior to joining Hycor in 1995, Dr. Deal was with Dade International, now Dade Behring, and Abbott Diagnostics. Dr. Deal has over 22 years experience in clinical diagnostics in various areas including marketing, operations and research and development. Dr. Deal holds a B.S. degree in chemistry from the University of Dallas and a Ph.D. in Biochemistry from the University of Texas Health Science Center in Dallas. She is a member of the American Association for Clinical Chemistry and the American Association of University Women.

     David Weber currently serves as Stratagene’s senior vice president of marketing. From 2001 until 2004, Mr. Weber served as president, region Americas of GE Healthcare (formerly Amersham Biosciences), a business of GE Healthcare that provides medical diagnostics, drug discovery and protein separation systems. From 1999 until 2000, Mr. Weber served as the vice president of marketing and supplier relations at Chemdex Corporation, a life sciences business-to-business electronic commerce company. From 1996 until 1999, Mr. Weber served as the vice president of marketing and sales support at Amersham Pharmacia and from 1995 until 1996 as a vice president of direct marketing and customer care and sales director at Pharmacia Biotech. Mr. Weber earned a Bachelor of Sciences degree in Biochemistry from Rutgers University.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation received during the years ended December 31, 2004 and 2003 by Stratagene’s chief executive officer and its other four most highly compensated executive officers who were serving as executive officers as of December 31, 2004 and whose total cash compensation for the year ended December 31, 2004 exceeded $100,000.

							Long-Term
		Annual Compensation					Compensation
					Other		Securities
					Annual		Underlying
	Fiscal		Bonus		Compensation		Options
Name and Principal Positions	Year	Salary ($)	($)		($)		(#)
Joseph A. Sorge, M.D.(1)	2004	770,831	2,441,619	(2)	—		738,960	(8)
Chairman of the Board and Chief Executive Officer	2003	1,108,091	22,295		—		—

Reginald P. Jones.(3)	2004	177,500	65,000		—		—
Senior Vice President and Chief Financial Officer	2003	—	—		—

Nicolas H. Roelofs, Ph.D.(4)	2004	306,176	57,261		—		100,000
Chief Operating Officer	2003	275,000	6,160		—		8,055

Ronni L. Sherman	2004	318,333	63,667		196,325	(6)	50,000	(8)
Executive Vice President and General Counsel	2003	313,095	7,013		—		12,703

John R. Pouk	2004	210,618	42,124		274,234	(7)	50,000	(8)
Senior Vice President, Global Sales and International Operation	2003	205,000	48,324	(5)	—		—

(1)	Dr. Sorge’s salary includes payments made to Dr. Sorge by Stratagene, its subsidiaries and its affiliates.

(2)	Includes bonuses of $2,351,619 paid in connection with the Hycor merger on June 2, 2004 and $90,000 earned under the Company’s Annual Incentive Plan.

(3)	Represents salary paid to Mr. Jones for his employment at Stratagene beginning June 3, 2004. Prior to such time, Mr. Jones was employed by Hycor until its merger with Stratagene on June 2, 2004.

(4)	Dr. Roelofs resigned from Stratagene on December 31, 2004.

(5)	Includes amounts related to a 2001 sales performance bonus paid in 2003.

(6)	Includes income from receipt of stock options exercised in 2001 but deferred until 2004.

(7)	Includes deferred compensation paid to Mr. Pouk in 2004 related to stock options cancelled in 2002.

(8)	The vesting of these options was accelerated on March 31, 2005, and as a result, such options are fully vested and exercisable. For additional information, see “Compensation Committee Report on Executive Compensation — Long-Term Incentive Program.”

Employment Agreements

     Joseph A. Sorge, M.D.- Dr. Sorge and Stratagene entered into an amended and restated employment agreement on June 2, 2004 in connection with the closing of the merger with Hycor pursuant to which Dr. Sorge is employed as Stratagene’s chief executive officer and as chairman of its board of directors. The amended employment agreement has a three year term, but is subject to successive automatic one year renewals unless one party gives proper notice of its intention not to renew the amended employment agreement. Pursuant to the amended employment agreement, Dr. Sorge reduced his annual base salary from $1,100,000 to $450,000 beginning June 2, 2004, the date of the merger. Dr. Sorge also is eligible to receive salary increases and a bonus at the discretion of Stratagene’s board of directors and is entitled to receive other benefits Stratagene makes generally available to its other executive officers under its employee benefit plans.

     Under the terms of the amended employment agreement, Dr. Sorge was granted an option to purchase 738,960 shares of Stratagene common stock at $9.34 per share (equal to the closing price of Stratagene’s common stock on the Nasdaq National Market on the effective date of the merger). The vesting of the shares underlying these options was accelerated on March 31, 2005, and as a result, such options are fully vested and exercisable. For additional information, see “Compensation Committee Report on Executive Compensation – Long-Term Incentive Program.”

     If Dr. Sorge is terminated without cause or resigns with good reason, as defined in the employment agreement, he is entitled to receive the following benefits:

•	subject to possible reduction by Stratagene to avoid the loss of deductions under Section 280G of the Internal Revenue Code, a lump sum cash severance payment in an amount equal to Dr. Sorge’s then effective base salary for the remainder of the term of the amended employment agreement, or if there are fewer than twelve months remaining in the term, for twelve months;

•	the vesting of all stock options held by Dr. Sorge; and

•	the right to continued participation in Stratagene’s benefit plans for the remainder of the term of employment.

     If Dr. Sorge’s employment is terminated due to death, resignation or for cause, as defined in the employment agreement, all salary and benefits cease immediately.

     John R. Pouk — Stratagene entered into an employment agreement with Mr. Pouk on September 1, 2002. The term of this agreement ends June 30, 2006, but Stratagene may agree with Mr. Pouk to extend the term for successive one-year periods. Pursuant to the employment agreement, Mr. Pouk is employed as Stratagene’s senior vice president of global sales and international operations, and receives a minimum base annual salary of $180,835, subject to increase as determined by Stratagene in its discretion. Mr. Pouk is also eligible to receive a performance-based bonus on a quarterly basis. If Stratagene chooses to terminate Mr. Pouk’s employment without cause, Mr. Pouk will be entitled to a severance payment equal to the continuation of his base salary for up to one year from the date of termination, subject to certain limitations should Mr. Pouk accept comparable employment elsewhere. In no event, however, will Stratagene’s severance obligations to Mr. Pouk exceed an amount equal to his base salary for one year minus any compensation payable to him from some other source in exchange for his services. If Mr. Pouk’s employment relationship with Stratagene is terminated for any other reason, Mr. Pouk’s right to receive his salary and benefits ceases immediately.

     Pursuant to the employment agreement, Stratagene granted Mr. Pouk options to purchase 163,600 shares of Stratagene common stock. Of these, options to purchase 62,850 shares of Stratagene common stock were fully vested and exercisable as of the date of grant, options to purchase 41,200 shares of Stratagene common stock vest in five equal annual installments on each of the first five anniversaries of the vesting commencement date and options to purchase 59,500 shares of Stratagene common stock vest if Mr. Pouk satisfies certain performance targets for the sale of products in the territories under his management.

     On January 27, 2005, Mr. Pouk’s employment agreement was amended. This amendment provided for the termination of the option to purchase 59,550 shares of common stock and allows Mr. Pouk to be eligible for a bonus, at the sole discretion of the board of directors, based on the Company attaining certain financial and other goals established by the board of directors. On March 31, 2005, the vesting of options to purchase 41,200 shares of common stock was accelerated, and as a result, such options are fully vested and exercisable. For additional information, see “Compensation Committee Report on Executive Compensation – Long-Term Incentive Program.”

Change of Control Arrangement

     Reginald P. Jones — Prior to the Company’s merger with Hycor on June 2, 2004, Mr. Jones served as Hycor’s chief financial officer and as such, was subject to an existing employment agreement. Certain change of control provisions of this agreement have been waived by Mr. Jones; however, the following provision is still in effect.

     If Mr. Jones resigns or is terminated by the combined company within 24 months of completion of the merger, he will receive a three year consulting agreement and will be paid a minimum of $2,500 per day for a minimum of 20 days per year, with such payments being made at least semi-annually in advance.

Option Grants

     The following table sets forth information regarding grants of stock options to each of the named executive officers. The percentage of total options set forth below is based on 1,514,960 options granted during the year ended December 31, 2004.

Option Grants in 2004

			Percentage
			of Total			Potential Realizable Value
	Number of		Options			at Assumed Annual Rates
	Securities		Granted to			of Stock Price
	Underlying		Employees	Exercise		Appreciation
	Options		in Fiscal	Price Per	Expiration	for Option Term($)(4)
Name	Granted(1)		2004	Share	Date	5%	10%
Joseph A. Sorge, M.D.	738,960	(1)	48.8%	$9.34	6/3/2014	$4,340,599	$10,999,829
Reginald P. Jones	—	(2)	—	—	—	—	—
Nicolas H. Roelofs, Ph.D.	100,000	(3)	6.6	8.11	6/16/2014	510,034	1,292,525
Ronni L. Sherman	50,000	(1)	3.3	8.11	6/16/2014	255,017	646,263
John R. Pouk	50,000	(1)	3.3	8.11	6/16/2014	255,017	646,263

(1)	The vesting of these options was accelerated on March 31, 2005 and as a result, such options are fully vested and exercisable. For additional information, see “Compensation Committee Report on Executive Compensation – Long-Term Incentive Program.”

(2)	Excludes 100,000 options at $8.47 per share issued to Mr. Jones under the Hycor 2001 Incentive Stock Option plan, which options were assumed by Stratagene on June 2, 2004.

(3)	These options expired following Mr. Roelofs’ resignation.

(4)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of Stratagene common stock, overall market conditions and the option holder’s continued employment with Stratagene through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Aggregated Option Exercises and Fiscal Year-End Option Values

     The following table sets forth information with respect to the exercise of options to acquire Stratagene’s common stock by the named executive officers during the year ended December 31, 2004, the number of shares of Stratagene common stock underlying stock options held at year end and the value of options held at year end.

			Number of Securities			Value of Unexercised
	Shares		Underlying Unexercised			In-The-Money Options at
	Acquired on	Value	Options at Fiscal Year-End			Fiscal Year-End(3)
Name	Exercise	Realized	Exercisable	Unexercisable		Exercisable	Unexercisable
Joseph A. Sorge, M.D.	—	—	17,500	738,960	(1)	—	—
Reginald P. Jones	—	—	46,492	124,632		—	—
Nicolas H. Roelofs, Ph.D.	—	—	24,111	—		—	—
Ronni L. Sherman	—	—	65,231	74,272	(2)	—	—
John R. Pouk	—	—	87,570	66,480	(1)	—	—

(1)	The vesting of these options was accelerated on March 31, 2005 and as a result, such options are fully vested and exercisable. For additional information, see “Compensation Committee Report on Executive Compensation – Long-Term Incentive Program.”

(2)	The vesting of options to purchase 50,000 shares of common stock was accelerated on March 31, 2005 and as a result, such options are fully vested and exercisable. For additional information, see “Compensation Committee Report on Executive Compensation – Long-Term Incentive Program.”

(3)	The value of each of the options set forth in the table above was $0 as of December 31, 2004 because the fair value of the Stratagene common stock ($7.75 at December 31, 2004) as of such date was less than the exercise price of each of such options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information about the Company’s equity compensation plans at December 31, 2004 was as follows:

Number of
Securities
Remaining
	Number of		Available for
	Securities to	Weighted-	Future Issuance
	be Issued	Average Exercise	Under Equity
	Upon Exercise	Price of	Compensation
	of Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
	Rights	Rights	Column (a))
	(a)	(b)	(c)

Equity Compensation Plans Approved by Shareholders (1)	2,995,409	$8.76	1,817,480	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—

Total	2,995,409		1,817,480

1)	Consists of the following plans: 2000 Stock Option Plan, as amended and restated, 2004 Independent Directors Option Plan, 2004 Employee Stock Purchase Plan and the 1992 and 2001 Hycor Stock Option Plans that were assumed in connection with the merger with Hycor.

2)	Includes 962,922 shares reserved for issuance under the 2004 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following addresses certain relationships and related transactions with any officer or director of Stratagene.

Matters Related to Dr. Sorge

     Repayment of Indebtedness and Stock Repurchase. During the years prior to its merger with Hycor, Stratagene made a number of loans to Dr. Sorge and trusts affiliated with Dr. Sorge in exchange for promissory notes. On June 2, 2004, the date of the Hycor merger, interest rates on the promissory notes varied between 5.25% and 8.00%. The loans were secured by pledges of Stratagene common stock held by Dr. Sorge or such trusts and were non-recourse to him. On June 2, 2004, Dr. Sorge owed Stratagene approximately $3.8 million under these promissory notes, of which approximately $3.4 million related to overdue promissory notes. In order to facilitate the repayment of these overdue loans as required by the Sarbanes-Oxley Act of 2002, concurrently with the closing of the merger, Stratagene (1) forgave $390,000 of the debt owed to Stratagene by Dr. Sorge in exchange for the extraordinary services provided by Dr. Sorge to Stratagene in connection with the merger and (2) repurchased shares of Stratagene common stock from Dr. Sorge and the affiliated trusts in an amount sufficient to repay the remaining principal and interest owed to Stratagene on the outstanding, overdue promissory notes, plus an amount equal to the tax liability to be incurred by Dr. Sorge in connection with the repurchase. Stratagene repurchased these shares at a price of approximately $6.50 per share, which price was based on Hycor’s stock price of approximately $4.00 at the time the agreement was reached with respect to this provision, adjusted for the exchange ratio of 0.6158. The bulk of the repurchase was implemented by canceling all of the outstanding principal and interest owed to Stratagene under the overdue promissory notes. In addition, Stratagene used approximately $443,000 of its existing cash to repurchase shares in connection with the tax liability Dr. Sorge incurred as a result of the debt forgiveness. The number of shares repurchased by Stratagene was 524,160 shares of Stratagene common stock.

     In addition, concurrently with the closing of the merger, Dr. Sorge’s ex-wife repaid in full an overdue promissory note which Dr. Sorge signed as a co-obligor. Dr. Sorge’s ex-wife had the option to repay the promissory note in cash or by tendering a number of shares of Stratagene common stock to Stratagene sufficient to repay in full all principal and interest then due and owing under the promissory note at a purchase price of approximately $6.50 per share. The outstanding amount due and owing under this promissory note immediately prior to repayment was $272,878. The number of shares of Stratagene common stock that were repurchased by Stratagene was 42,623.

     In addition, following these stock repurchases, one promissory note of Dr. Sorge remained outstanding in the original principal amount of $250,000. This promissory note was to mature in July 2005 and bore interest at the rate of 8.00%, compounded annually, and was payable at maturity. The promissory note was secured by a second lien mortgage on certain real property in Wilson, Wyoming. The promissory note had not been materially modified since July 30, 2002 (for purposes of the Sarbanes-Oxley Act of 2002) and, as such, did not violate the prohibition on personal loans to executive officers and directors set forth therein. In December 2004, Dr. Sorge paid this note in full in the amount of $302,422, including interest. Dr. Sorge has no remaining notes outstanding to the Company.

Matters Related to Ronni Sherman

     Ms. Sherman, Stratagene’s general counsel and executive vice president, entered into an amended and restated promissory note in April 2001 pursuant to which she owed Stratagene the original principal amount of approximately $125,000. The promissory note bore interest at a rate of 5.43% per annum. The promissory note was secured by a pledge of Stratagene common stock held by Ms. Sherman and was non-recourse to her. All principal and interest under the promissory note was due and payable on the earlier to occur of events specified in the promissory note or April 10, 2011. In September 2004, Ms. Sherman paid this note in full in the amount of $150,206, including interest.

Transactions with Affiliates of BioCrest Holdings.

     Stratagene acquired substantially all of the assets of BioCrest Holdings, L.L.C., a company under common control and management with Stratagene, concurrently with the closing of the Hycor merger. As payment for the assets of BioCrest, Stratagene forgave all of the outstanding intercompany indebtedness owed by BioCrest and its subsidiaries to Stratagene and its subsidiaries in the aggregate amount of approximately $5.4 million and assumed all of the other outstanding liabilities of BioCrest and its subsidiaries in the aggregate amount of approximately $0.8 million. The membership interests in BioCrest are beneficially owned by certain executive officers and directors of Stratagene and certain of its stockholders, including BioSense Partners, L.P., an entity controlled by Dr. Sorge, an affiliate of a Trust Company of the West fund, Mr. Eibl, Mr. Harold S. Eastman and Ms. Sherman. The percentage ownership interests these persons hold in BioCrest are listed in the table below:

Percentage
of Outstanding
Membership
Name of Beneficial Owner	Interests
BioSense Partners	73.5%
Affiliate of a Trust Company of the West fund	23.1%
Carlton J. Eibl	0.3%
Harold S. Eastman	1.4%
Ronni L. Sherman	0.7%
Others	1.0%

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          None of Stratagene’s executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on Stratagene’s Board of Directors or Compensation Committee, except Mr. Eibl, who served as Stratagene’s president and chief operating officer from February 1999 until November 1999.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The executive compensation program is administered by the Compensation Committee of Stratagene’s Board of Directors (the “Committee”). The members of the Compensation Committee are Carlton J. Eibl (Chair), Robert C. Manion and John C. Reed, all of whom are independent, non-employee directors of Stratagene. The Committee is responsible for all compensation matters applicable to Stratagene’s executive officers including developing, administering and monitoring the compensation policies.

Compensation Philosophy and Overall Objectives

          The general goals and objectives of Stratagene’s compensation program are to:

•	provide incentives for Stratagene’s management to create value for Stratagene’s stockholders;

•	to attract, retain and motivate a quality, performance-oriented management team;

•	position executive compensation at the median levels when compared to companies with similar size, organization structure, product cycle and industry; and

•	create long-term incentives, which are tied to Stratagene’s long-term growth, financial success and stockholder value.

          In designing and administering the individual elements of the executive compensation program, the Committee strives to balance short and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments.

          Section 162(m) of the Internal Revenue Code limits Stratagene’s tax deduction to $1 million in any taxable year for compensation paid to its named executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Because Stratagene’s compensation program provides pay levels that in the future are unlikely to reach or exceed the $1 million deduction limitation for any named executive officer, the Committee believes that generally all or a substantial portion of the compensation paid under the compensatory program will be fully deductible for federal income tax purposes. The Committee’s present intention is to qualify, to the extent reasonable, all or a substantial portion of the executive officers’ compensation for deductibility under applicable tax laws.

Base Salaries

          The base compensation levels were established to compensate the executive officers for the functions they perform. The salary levels are reviewed annually and may be increased by the Compensation Committee in accordance with certain criteria determined to be relevant by the Committee, which include (i) individual performance, (ii) the functions performed by the executive officer, (iii) competitive base pay levels for officers at similar companies performing similar functions and (iv) Stratagene’s overall performance during the year. The weight given such factors by the Committee may vary from individual to individual. With respect to base salaries, the Committee generally intends to target base salary levels at the median for medical device and biotechnology organizations comparable in size and structure. Salary increases awarded in 2004 to executive officers averaged 6.4%.

Annual Executive Plan

          Awards may be earned under Stratagene’s Annual Executive Incentive Plan (the “Annual Incentive Plan”). The objective of the Annual Incentive Plan is to deliver competitive levels of compensation for the attainment of financial objectives that the Committee believes are primary determinants of stock price over time. Targeted awards for the executive officers of Stratagene, including the Chief Executive Officer, under the Annual Incentive Plan are 20% of earned salary. Minimum objectives of revenue and pretax earnings must be achieved before any awards are earned. Awards in any single year cannot exceed 150% of the target award opportunity. Bonus awards of 20% of earned salary were made to all executive officers for fiscal 2004.

Long-Term Incentive Program

          The long-term incentive program for executives is in the form of stock option awards. The objective of these awards is to advance the Company’s and its stockholders’ longer-term interests and to complement incentives tied to annual performance. These awards will only produce value for the recipient as the price of the Company’s stock appreciates, thereby directly linking the interests of the executives with stockholders. The number of stock options granted is based on the executive’s position, performance and potential for important contributions to the Company’s success. The stock options vest over a four-year period and expire ten years from the date of grant. On March 31, 2005 the Compensation Committee approved the acceleration of all option grants to employees (including executives) with an exercise price greater than $8.05 per share. All executives were required to sign a lock-up agreement that required them not to sell, transfer or dispose of any shares until such time as those shares would otherwise have been issuable upon exercise of the stock options pursuant to the original vesting terms. Because these options have exercise prices at or in excess of current market value, and are not fully achieving their original objectives of incentive compensation and employee retention, the Company expects that the acceleration may have a positive effect on employee morale, retention and perception of option value. The acceleration would eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the implementation of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) which becomes effective for fiscal years beginning after June 15, 2005. The future expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $2.25 million, or approximately $1.4 million net of tax (of which approximately $1.75 million, or $1.1 million net of tax, is attributable to options held by executive officers). This expense will be reflected in proforma footnote disclosure to the Company’s first quarter 2005 financial statements.

Chief Executive Officer Compensation

          Joseph A. Sorge, M.D. was employed in 1986 as founder and chief executive officer. His annual salary was reduced by $650,000 from $1.1 million to $450,000 in June 2004 as a result of negotiations during the merger with Hycor. According to professional salary surveys, Dr. Sorge’s reduced compensation falls within the range of salaries offered to chief executive officers of similar companies Any future changes to Dr. Sorge’s salary will be determined based on the same factors discussed above for the executive officers. Additionally, as part of the merger with Hycor, Dr. Sorge was granted an option to purchase 739,800 shares of common stock and received a bonus of $2,351,619. In addition, for 2004, Dr. Sorge received a bonus of $90,000, which was 20% of the target award opportunity, the same percentage of target award opportunity as the other executives. Dr. Sorge does not participate in or otherwise influence deliberation of the Committee relating to his compensation.

          This report is submitted by the Compensation Committee.

Carlton J. Eibl, Chair
Robert C. Manion
John C. Reed

AUDIT COMMITTEE REPORT

          The Audit Committee of the Board of Directors of Stratagene is comprised solely of independent directors as defined by the rules and regulations of the Nasdaq National Market and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Robert C. Manion (Chair), Carlton J. Eibl and John C. Reed.

          As described more fully in the Charter, the purpose of the Audit Committee is to assist the Board in fulfilling its responsibility for general oversight of the quality and integrity of the accounting, auditing and reporting practices of Stratagene. The management of Stratagene is responsible for the preparation, presentation and integrity of the company’s consolidated financial statements, and for the company’s accounting and financial reporting principles, disclosure controls and procedures, and internal controls and procedures, all of which are designed by management to ensure compliance with accounting standards, applicable laws and regulations. Deloitte & Touche LLP (or “Deloitte”), the company’s independent auditors for the fiscal year ended December 31, 2004, were responsible for auditing Stratagene’s consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

          In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the December 31, 2004 consolidated financial statements. The Audit Committee received the written disclosures and the letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from the independent auditors, and discussed with them that firm’s independence. See “Principal Accountant Fees and Services” for a description of the fees billed and services rendered by Deloitte during the year ended December 31, 2004. The Audit Committee determined that the services provided by and fees paid to the independent auditors were compatible with the conclusion that Deloitte is independent of the company.

          Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Stratagene’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission.

          This report is submitted by the Audit Committee.

Robert C. Manion, Chair
Carlton J. Eibl
John C. Reed

STOCK PRICE PERFORMANCE GRAPH

          The following graph compares the cumulative total stockholder return on Stratagene’s Common Stock since June 17, 2004 (the date on which the Company began “regular way trading” two weeks following the merger date of June 2, 2004) to the Nasdaq Market Index (U.S.) and the Nasdaq Pharmaceutical Index. The graph assumes that the value of the investment in Stratagene’s Common Stock and each index was 100 at June 17, 2004, and that all dividends were reinvested. The stock price performance shown on the following graph is not necessarily indicative of future performance.

Cumulative Total Return

Conversion Dollars	6/17/04	12/31/04
Stratagene Corporation	100.00	94.63
Nasdaq Market Index (U.S.)	100.00	109.77
Nasdaq Pharmaceutical Index	100.00	105.88

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires Stratagene’s directors and executive officers, and persons who own more than ten percent of a registered class of Stratagene’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Stratagene. Officers, directors and greater-than-ten-percent-stockholders are required by SEC regulation to furnish Stratagene with copies of all Section 16(a) forms they file.

          To Stratagene’s knowledge, based solely on review of the copies of such reports furnished to Stratagene and written representations that no other reports were required during the fiscal year ended December 31, 2004, each of Stratagene’s officers, directors, and greater-than-ten-percent-beneficial owners complied with all Section 16(a) filing requirements, except that Mr. Manion, one of the Company’s directors, filed a late Form 4 to report one transaction.

INDEPENDENT AUDITORS

Change of Independent Auditors

          On April 15, 2005, the Company dismissed Deloitte & Touche LLP as the Company’s independent registered accounting firm. The Audit Committee of the Company’s Board of Directors unanimously approved such change.

          The Company appointed Mayer Hoffman McCann P.C. (“Mayer Hoffman McCann”) as its new independent registered accounting firm effective April 14, 2005, to perform auditing services beginning with the first quarter ended March 31, 2005. Representatives of Mayer Hoffman McCann are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

          The reports of Deloitte on the Company’s financial statements for the fiscal years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, and were not otherwise qualified or modified as to uncertainty, audit scope or accounting principles.

          During the Company’s two most recent fiscal years and through April 15, 2005, there have been no disagreements between the Company and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte would have caused them to make reference to the subject matter of such disagreements in their reports on the financial statements for such years. Deloitte has not been requested to perform any procedures related to the financial statements of the Company for the first quarter ended March 31, 2005.

     During the Company’s two most recent fiscal years and through April 15, 2005, there were no “reportable events” as such term is described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended, except as described below. In connection with its audits of the Company’s fiscal 2002 and 2003 financial statements, Deloitte identified the absence of qualified senior accounting personnel within the Company’s finance department during parts of 2002, 2003 and 2004 as a reportable condition pursuant to standards established by the American Institute of Certified Public Accountants. A “reportable condition” is a significant deficiency in the design or operation of internal control that could adversely affect an entity’s ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. Deloitte indicated that this lack of qualified senior staffing in the Company’s finance department resulted in a diminished ability to record, process, summarize and report financial data on a timely and accurate basis. Accordingly, Deloitte recommended that the Company hire qualified senior accounting personnel, including a chief financial officer and a director of finance, to ensure that accounting information and records are prepared and reviewed in a timely manner.

     In connection with the closing of the merger transaction with Hycor in June 2004, Reginald P. Jones, the former chief financial officer of Hycor, became the chief financial officer of the Company. In addition, in May 2004 the Company hired a new director of finance. As a result of the hiring of Mr. Jones as the Company’s new chief financial officer in connection with the closing of the merger and the other additions made to the Company’s finance department in 2004, the Company is confident that it has taken the appropriate steps to remedy the reportable condition described above.

          The Company has provided Deloitte with a copy of the foregoing disclosure. Deloitte has delivered to the Company a letter addressed to the Securities and Exchange Commission stating their agreement with such disclosure. A copy of Deloitte’s letter, dated April 18, 2005, was filed as Exhibit 16.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2005.

          During the two most recent fiscal years and through April 15, 2005, neither the Company nor anyone acting on its behalf has consulted with Mayer Hoffman McCann regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements) or (2) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) or a reportable event (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

Principal Accountant Fees and Services

          Fees for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), Stratagene’s principal accountants for the fiscal year ended December 31, 2004, for the indicated services for each of the last two fiscal years were as follows:

	2004	2003
Audit Fees (1)	$656,742	$266,160
Audit Related Fees (2)	296,942	438,185
Tax Fees (3)	133,670	—
All Other Fees (4)	1,500	1,500

Total Fees	$1,088,854	$705,845

(1)	Audit Fees consist of fees associated with the audit of Stratagene’s annual financial statements, reviews of the financial statements included in Stratagene’s quarterly reports on Form 10-Q and other services associated with regulatory filings, except for services related to the registration statement on Form S-4 filed by Stratagene in connection with the Hycor merger. These fees reflect services invoiced through March 19, 2005. The Company has not yet received the Deloitte Entities’ final invoice for the 2004 audit.

(2)	Audit Related Fees consist of fees for audit services related to the registration statement on Form S-4 and Form S-8 filed by Stratagene in connection with the Hycor merger.

(3)	Tax fees for the fiscal year include the fees to prepare the final tax returns of Hycor and for tax support provided for the final Hycor returns and prior tax returns filed by Stratagene. KPMG is the primary tax services provider to Stratagene following the merger with Hycor, and such fees paid to KPMG have been excluded from the table.

(4)	Other fees relate to an annual software license paid to the Deloitte Entities for access to technical materials.

Policy regarding Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

          The Audit Committee will pre-approve all audit and permissible non-audit services, except as permitted under the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and any rules of the Securities and Exchange Commission thereunder. These services may include audit services, audit related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit related service is compatible with maintaining the independence of Stratagene’s auditors. All of the services performed by the Deloitte Entities in fiscal year 2004 were pre-approved by the Audit Committee.

STOCKHOLDER NOMINATIONS

          The Nominating Committee will consider director candidates recommended by stockholders. Such recommendations must be submitted in writing to Stratagene’s Corporate Secretary at 11011 North Torrey Pines Road, La Jolla, California 92037 and must be received not less than 120 calendar days in advance of the date of Stratagene’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. Such recommendations must specify the name of the candidate and include a statement of qualifications and confirmation of the candidate’s willingness to serve. A director candidate should, among other things, have the ability to exercise sound business judgment, have had such broad personal and professional experience as to enable him or her to make productive contributions to the deliberation of the Board of Directors, and be a recognized leader in his or her profession.

STOCKHOLDER PROPOSALS

          Stockholders who intend to submit proposals at the 2006 Annual Meeting must submit such proposals to Stratagene no later than December 12, 2005, and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2006 Annual Meeting.

          A stockholder who wishes to present a proposal at the 2006 Annual Meeting without including the proposal in the Company’s proxy statement and proxy for the 2006 Annual Meeting must notify the Company no later than February 26, 2006 unless the date of the 2006 Annual Meeting is more than 30 days before or after the one-year anniversary of the 2005 Annual Meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2006 Annual Meeting may exercise discretionary voting power regarding any such proposal. Stockholder proposals should be submitted to Stratagene, 11011 North Torrey Pines Road, La Jolla, CA 92037, Attention: Corporate Secretary.

OTHER MATTERS

          The Board of Directors knows of no other matters which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment thereof, it is intended that the persons named in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

/s/ Reginald P. Jones

Reginald P. Jones
April 29, 2005	Secretary

APPENDIX A

AUDIT COMMITTEE CHARTER
of the Audit Committee
of Stratagene Corporation

          This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Stratagene Corporation (the “Company”) effective as of October 8, 2004.

I. Purpose

          The purpose of the Audit Committee (the “Committee”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company on behalf of the Board and report the results of its activities to the Board.

          In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time by written resolution consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

          Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function (if any), internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”), if any, and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

          Further, auditing literature, particularly Statement of Accounting Standards No. 100, discusses the objectives of a “review,” including a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II. Membership

          The Committee shall consist of at least three members of the Board; provided, that if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have past employment experience in finance or accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. This member of the Committee shall be an “audit committee financial expert” within the definition adopted by the Securities and Exchange Commission (the “SEC”) or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the reasons why at least one member of the Committee is not an “audit committee financial expert.” Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market and Rule 10A-3(b)(1) under the Exchange Act; provided, that if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.
The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III. Meetings and Procedures

          The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

          The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor, if any, and with the independent auditor.

          All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, if any, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

          The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

          The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV. Powers and Responsibilities

          Interaction with the Independent Auditor

          1.    Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

     2.    Pre-Approval of Services. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. Committee pre-approval of non-audit services (other than review and attest services) will not be required if such services fall within available exceptions established by the SEC.

     3.    Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

          (i) The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

          (ii) The Committee shall review and discuss any report which may be prepared by the independent auditor describing the auditing firm’s internal quality-control procedures or any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, or similar matters.

          (iii) The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

          Annual Financial Statements and Annual Audit

     4.    Meetings with Management and the Independent Auditor.

          (i) The Committee shall meet with management, the independent auditor and the internal auditor, if any, in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

          (ii) The Committee shall review and discuss with management and the independent auditor: (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (B) any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the Company’s financial statements.

     5.    Separate Meetings with the Independent Auditor.

          (i) The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are: (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

          (ii) The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: (A) accounting policies and practices to be used that the independent auditor identifies as critical; (B) alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

          (iii) The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

          Quarterly Financial Statements

          Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor and the internal auditor, if any, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”

          Certification Disclosures and Reports of Legal Counsel

     6.    Discussion of Certification Disclosures. The Committee shall discuss any disclosures made to the Committee by the Company’s Chief Executive Officer or Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q regarding: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls identified to the independent auditor; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

     7.    Reports from Legal Counsel. If reported to the Committee by any attorney employed by or performing legal services for the Company, the Committee shall consider any evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or any agent of the Company.

             Other Powers and Responsibilities

     8.    The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

     9.    The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

     10.    The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

     11.    The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters. In addition, the Committee shall establish procedures for the confidential and anonymous submission by the Company’s consultants and vendors regarding questionable accounting or auditing matters if the services provided by, or other relationship of the Company with, such consultants or vendors is reasonably likely to give such consultants and vendors access to material information pertaining to the Company’s accounting or auditing matters.

     12.    The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company’s annual proxy statements.

     13.    The Committee, through its Chair, shall report to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function and any other matter the Committee determines is necessary or advisable to report to the Board.

     14.    The Committee shall, at least annually, consider and discuss with management and the independent auditor the Company’s Code of Ethics and the procedures in place to enforce the Code of Ethics.

     15.    The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

     16.    The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

APPENDIX B

NOMINATING COMMITTEE CHARTER
of the Nominating Committee
of Stratagene Corporation

          This Nominating Committee Charter was adopted by the Board of Directors (the “Board”) of Stratagene Corporation (the “Company”) effective June 1, 2004.

I. Purpose

          The purpose of the Nominating Committee (the “Committee”) of the Board is to assist the Board in discharging the Board’s responsibilities regarding:

          (a) the identification of qualified candidates to become Board members;

          (b) the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

          (c) the selection of candidates to fill any vacancies on the Board; and

          (d) oversight of the evaluation of the Board.

          In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II. Membership

          The Committee shall be composed of at least two directors, as determined by the Board, each of whom (a) satisfies the independence requirements of the Nasdaq Stock Market, and (b) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.

          The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III. Meetings and Procedures

          The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with the provisions of the Company’s bylaws that are applicable to the Committee.

          The Committee shall meet on a regularly scheduled basis at least one time per year and more frequently as the Committee deems necessary or desirable.

          All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including, but not limited to, any non-management director who is not a member of the Committee.

          The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

          The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

IV. Duties and Responsibilities

          1. (a) At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

               (b) At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

               (c) For purposes of (a) and (b) above, the Committee may consider the following criteria, among others the Committee shall deem appropriate, in recommending candidates for election to the Board:

(i)	personal and professional integrity, ethics and values;

(ii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

(iii)	experience in the Company’s industry ; and

(iv)	experience as a board member of another publicly held company;

          2. In appropriate circumstances, the Committee, in its discretion, shall consider and may recommend the removal of a director for cause, in accordance with the applicable provisions of the Company’s certificate of incorporation and bylaws.

          3. The Committee shall oversee the Board in the Board’s annual review of its performance (including its composition and organization), and will make appropriate recommendations to improve performance.

          4. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

          5. The Committee shall periodically report to the Board on its findings and actions.

          6. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

          In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s certificate of incorporation, bylaws and applicable law and rules of markets in which the Company’s securities then trade.

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STRATAGENE CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JUNE 3, 2005

The undersigned hereby appoints Joseph A. Sorge, M.D., and Reginald P. Jones, and each of them acting without the other, as proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Stratagene Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Friday, June 3, 2005, at 11011 North Torrey Pines Road, La Jolla, California 92037, and at any adjournments thereof. Such shares shall be voted as indicated on the reverse side and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed and dated on the reverse side)

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PROXY	Please mark your votes like this	☒
THIS PROXY WILL BE VOTED AS DIRECTED , OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED “FOR” THE PROPOSAL.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

WITHHOLD
	FOR	AUTHORITY
1. ELECTION OF DIRECTORS:	☐	☐

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)

Joseph A. Sorge, M.D., Carlton J. Eibl, Robert C. Manion, J. David
Tholen, and John C. Reed, M.D., Ph.D.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Dated:
NOTE: Please sign as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.